EXHIBIT 1.4

FIRST SUPPLEMENTAL TRUST INDENTURE

This First Supplemental Trust Indenture is entered into as of the 16th day of June, 2016 between:

EMERA INCORPORATED, a company formed under the laws of the Province of Nova Scotia

(the “Issuer”)

- and -

CST TRUST COMPANY, a trust company incorporated under the laws of Canada

(the “Trustee”)

WHEREAS the Issuer and the Trustee entered into a trust indenture (the “Indenture”) dated June 16, 2016 to provide for the creation and issuance of senior unsecured notes;

AND WHEREAS Section 12.1 of the Indenture provides that the Trustee may enter into indentures supplemental to the Indenture;

AND WHEREAS the Issuer has determined to create and issue a first Series of Notes to be designated as 2.900% senior unsecured notes due June 16, 2023 (Series 2016-1) (the “Series 2016-1 Notes”) and to enter into this first supplemental trust indenture (the “Supplemental Indenture”) with the Trustee to provide for such creation and issuance of the Series 2016-1 Notes;

AND WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions have been passed to authorize the execution and delivery of this Supplemental Indenture, to make the same effective and binding upon the Issuer, and to make the Series 2016-1 Notes, when certified by the Trustee and issued as provided in the Indenture and this Supplemental Indenture, valid, binding and legal obligations of the Issuer with the benefit and subject to the terms of the Indenture and this Supplemental Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee.

NOW THEREFORE it is hereby covenanted, agreed and declared as set forth below.

ARTICLE 1

DEFINITIONS AND AMENDMENTS TO INDENTURE

1.1	Definitions

(a)	All capitalized terms not defined herein shall have the meanings given to them in the Indenture.

(b)	In this Supplemental Indenture, all references to Articles, Sections and Schedules refer, unless otherwise specified, to articles, sections and schedules of or to this Supplemental Indenture.

1.2	Amendments to Indenture

This Supplemental Indenture is supplemental to the Indenture and the Indenture and the Supplemental Indenture shall hereafter be read together and shall have effect, so far as practicable, with respect to the Series 2016-1 Notes as if all the provisions of the Indenture and this Supplemental Indenture were contained in one instrument. The Indenture is and shall remain in full force and effect with regards to all matters governing the Series 2016-1 Notes, except as the Indenture is amended, superseded, modified or supplemented by this Supplemental Indenture. Notwithstanding the foregoing, in the event of any inconsistency between the provisions of this Supplemental Indenture and the provisions of the Indenture, the provisions of this Supplemental Indenture shall prevail.

ARTICLE 2

THE SERIES 2016-1 NOTES

2.1	Creation and Designation

There is hereby authorized to be issued under the Indenture a Series of Notes designated as 2.900% senior unsecured notes due June 16, 2023 (Series 2016-1). The Series 2016-1 Notes shall have the terms set forth in this Article 2 and be subject to the applicable provisions of the Indenture and this Supplemental Indenture.

2.2	Form and Terms of Series 2016-1 Notes

(a)	The Series 2016-1 Notes authorized for issue are initially limited to an aggregate principal amount of $500,000,000 and shall be designated as 2.900% senior unsecured notes due June 16, 2023 (Series 2016-1); provided that the Issuer may, without the consent of the Noteholders, increase the principal amount of the Series 2016-1 Notes outstanding by issuing additional Series 2016-1 Notes (“Additional Notes”) in the future on the same terms and conditions (including, without limitation, the right to receive accrued and unpaid interest), except for differences in the issue price and issue date of the Additional Notes, and with the same CUSIP/ISIN numbers as the Series 2016-1 Notes then outstanding; provided further that if the Additional Notes are not fungible with the Series 2016-1 Notes then outstanding for income tax purposes, the Additional Notes shall have separate CUSIP/ISIN numbers. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Series 2016-1 Notes. Any Additional Notes shall rank equally and ratably with the Series 2016-1 Notes then outstanding and shall be treated as a single series for all purposes hereunder and under the Indenture. From and after the issue date of any Additional Notes, any reference herein to Series 2016-1 Notes shall include such Additional Notes.

(b)	The Series 2016-1 Notes shall mature on June 16, 2023.

(c)	The Series 2016-1 Notes bear interest from June 16, 2016, or from the last Interest Payment Date (as defined below) to which interest shall have been paid or made available for payment thereon, whichever is later, to, but excluding the next Interest Payment Date, at the rate of 2.900% per annum, payable semi-annually in arrears in equal instalments on June 16 and December 16 in each year (each, an “Interest Payment Date”) commencing December 16, 2016, in an amount equal to $14.50 per $1,000 principal amount. The first interest payment on December 16, 2016 shall be in respect of Series 2016-1 Notes issued on the date hereof and the last such payment (representing interest payable from and including the last Interest Payment Date to, but excluding, the Maturity Date of the Series 2016-1 Notes or the earlier Special Mandatory Partial Redemption Date or Redemption Date of the Series 2016-1 Notes), subject as herein provided, to fall due on June 16, 2023 or the earlier Special Mandatory Partial Redemption Date or Redemption Date, payable after as well as before maturity and after as well as before default, with interest on amounts in default at the same rate, compounded semi-annually. Interest payable for any period less than a full semi-annual period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period.

(d)	The Issuer will be required to redeem the portion of the then outstanding Series 2016-1 Notes that is in excess of $300 million aggregate principal amount, on a pro rata basis according to the principal amount of the Series 2016-1 Notes registered in the name of each Holder of Series 2016-1 Notes, on the Special Mandatory Partial Redemption Date (as defined below) at a Redemption Price (the “Special Mandatory Partial Redemption Price”) equal to 101% of the aggregate principal amount of the Series 2016-1 Notes to be redeemed, plus accrued and unpaid interest from and including June 16, 2016, or from the last Interest Payment Date to which interest shall have been paid or made available for payment therein, whichever is later, to, but excluding, the Special Mandatory Partial Redemption Date if:

(i)	the closing of the Acquisition (as defined below) has not occurred by 5:00 p.m. New York City time on the Special Mandatory Partial Redemption Triggering Date (as defined below); or

(ii)	the Acquisition Agreement (as defined below) is terminated at any time prior to the Special Mandatory Partial Redemption Triggering Date (the “Special Mandatory Partial Redemption”).

“Acquisition” means the proposed acquisition by the Issuer of TECO Energy, Inc. (“TECO Energy”) pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the agreement and plan of merger dated September 4, 2015, among the Issuer, Emera US Inc. and TECO Energy.

“Special Mandatory Partial Redemption Date” means the twentieth (20th) Business Day following the earlier of the Special Mandatory Partial Redemption Triggering Date (as defined below) and the date on which the Acquisition Agreement is terminated.

“Special Mandatory Partial Redemption Triggering Date” means the later of (i) December 31, 2016 and (ii) the date that is no later than June 30, 2017 if the closing of the Acquisition has been extended by the Issuer or TECO Energy in accordance with the terms of the Acquisition Agreement.

Notwithstanding the foregoing, instalments of interest on the Series 2016-1 Notes to be redeemed that are due and payable on the Interest Payment Date falling on or prior to the Special Mandatory Partial Redemption Date will be payable on the Interest Payment Date to the registered holders as of the close of business on the Record Date in accordance with the Series 2016-1 Notes and the Indenture and this Supplemental Indenture. The Issuer will cause notice of the Special Mandatory Partial Redemption to be sent (or delivered in accordance with the procedures of the Depository) to Holders of the Series 2016-1 Notes, with a copy to the Trustee, within five (5) Business Days after the occurrence of the event triggering the Special Mandatory Partial Redemption to each Holder at its registered address. If funds sufficient to pay the Special Mandatory Partial Redemption Price of the Series 2016-1 Notes to be redeemed on the Special Mandatory Partial Redemption Date are deposited with the Trustee on or before such Special Mandatory Partial Redemption Date, and the applicable conditions under Article 4 of the Indenture are satisfied, on and after such Special Mandatory Partial Redemption Date, the Series 2016-A Notes so redeemed will cease to bear interest.

Upon the occurrence of the closing of the Acquisition, the foregoing provisions regarding the Special Mandatory Partial Redemption will cease to apply.

(e)	In addition to the Special Mandatory Partial Redemption, the Series 2016-1 Notes are redeemable at any time at the option of the Issuer, in whole or in part, on not fewer than 30 nor more than 60 days prior notice on payment of a Redemption Price equal to the greater of (i) the applicable Canada Yield Price and (ii) par, together in each case with accrued and unpaid interest to the Redemption Date. In the event that the Company elects to redeem the Series 2016-1 Notes in whole or in part on or after May 16, 2023 (one month prior to the Maturity Date of the Series 2016-1 Notes) (the “Par Call Date”), the Redemption Price shall equal par, together with accrued and unpaid interest to the date fixed for redemption.

The “Canada Yield Price” means a price equal to the price of the Series 2016-1 Notes calculated to provide a yield to the Part Call Date equal to the Government of Canada Yield calculated on the date on which the Issuer gives notice of redemption plus 0.50%.

The “Government of Canada Yield” on any date means the yield to the Par Call Date on such date, compounded semi-annually and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to the Par Call Date calculated as of the redemption date of the Series 2016-1 Notes, such yield to the Par Call Date being the average of the yields provided by two major Canadian investment dealers selected by the Issuer.

(f)	The Series 2016-1 Notes shall be issued in denominations of $1,000 and integral multiples of $1,000. Each certificate representing the Series 2016-1 Notes and the certificate of the Trustee endorsed thereon shall be issued in substantially the form set out in Schedule A to this Supplemental Indenture, with such insertions, omissions, substitutions or other variations as shall be required or permitted by the Indenture and this Supplemental Indenture, and may have imprinted or otherwise reproduced thereon such legends or endorsements, not inconsistent with the provisions of the Indenture or this Supplemental Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto or with any rules or regulations of any securities exchange or securities regulatory authority or to conform with general usage, all as may be determined by any two authorized directors and/or officers of the Issuer executing such Series 2016-1 Note in accordance with Section 2.7 of the Indenture, as conclusively evidenced by their execution thereof. Each certificate representing the Series 2016-1 Notes shall additionally bear such distinguishing letters and numbers as the Trustee shall approve. Notwithstanding the foregoing, the certificate representing the Series 2016-1 Notes may be in such other form or forms as may, from time to time, be, approved by a resolution of the Board of Directors of the Issuer, or as specified in an Officers’ Certificate. The certificate representing the Series 2016-1 Notes may be engraved, lithographed, printed, mimeographed or typewritten or partly in one form and partly in another.

The Series 2016-1 Notes shall be issued as a Global Note and the Global Note will be registered in the name of the Depository which, as of the date hereof, shall be CDS Clearing and Depository Services Inc. (or any nominee of the Depository). No beneficial holder will receive definitive certificates representing their interest in Series 2016-1 Notes except as provided in Section 2.5 of the Indenture. A Global Note may be exchanged for Series 2016-1 Notes in registered form that are not Global Notes, or transferred to and registered in the name of a Person other than the Depository for such Global Notes or a nominee thereof as provided in Section 3.2 of the Indenture.

(g)	The Trustee shall be provided with the documents and instruments referred to in Sections 2.7(c) of the Indenture with respect to the Series 2016-1 Notes prior to the issuance of the Series 2016-1 Notes.

ARTICLE 3

ADDITIONAL MATTERS

3.1	Confirmation of Indenture

The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects confirmed.

3.2	Acceptance of Trusts

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture.

3.3	Governing Law

This Supplemental Indenture and the Series 2016-1 Notes shall be construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable therein and shall be treated, in all respects, as Nova Scotia contracts.

3.4	Further Assurances

The parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Supplemental Indenture, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of the Indenture and this Supplemental Indenture and carry out its provisions.

3.5	Counterparts and Formal Date

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of June 16, 2016.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture.

EMERA INCORPORATED

By:	/s/ Gregory W. Blunden
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer

By:	/s/ Stephen D. Aftanas
	Name:	Stephen D. Aftanas
	Title:	Corporate Secretary

CST TRUST COMPANY

By:	/s/ Radha Mulchan-Singh
Authorized Signatory

By:	/s/ Jennifer Andersen
Authorized Signatory

SCHEDULE A

This Note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee thereof.

Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after June 16, 2016.

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to Emera Incorporated (the “Issuer”) or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & Co., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & Co., or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & Co., has a property interest in the securities represented by this certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate.

No. ●	CUSIP/ISIN: 290876AC5/CA290876AC55

EMERA INCORPORATED

(a company formed under the laws of Nova Scotia)

2.900% SENIOR UNSECURED NOTES

DUE JUNE 16, 2023 (SERIES 2016-1)

EMERA INCORPORATED (the “Issuer”), for value received, hereby acknowledges itself indebted and, subject to the provisions of the indenture (the “Original Indenture”) dated as of June 16, 2016 between the Issuer and CST Trust Company (the “Trustee”), as amended by a first supplemental trust indenture (the “First Supplemental Trust Indenture”) dated as of June 16, 2016 (the Original Indenture as supplemented by the First Supplemental Trust Indenture being referred to as the “Indenture”) between the Issuer and the Trustee, promises to pay to the registered holder hereof on June 16, 2023 (the “Maturity Date”) or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture, the principal sum of ● ($●) in lawful money of Canada on presentation and surrender of this 2.900% senior unsecured note due June 16, 2023 (Series 2016-1) (the “Series 2016-1 Notes”) at the principal office of the Trustee in Montreal, Quebéc in accordance with the terms of the Indenture. The Series 2016-1 Notes shall, subject as herein provided, bear interest on the principal amount hereof from June 16, 2016, or from the last Interest Payment Date to which interest shall have been paid or made available for payment hereon, whichever is later, at the rate of 2.900% per annum, in like money, payable semi-annually in arrears in equal instalments on June 16 and December 16 in each year commencing on December 16, 2016 in an amount equal to $14.50 per $1,000 principal amount. The last interest payment representing interest payable from the last Interest Payment Date to, but excluding, the Maturity Date or earlier Special Mandatory Partial Redemption Date or Redemption Date will fall due on the Maturity Date or earlier Special Mandatory Partial Redemption Date or Redemption Date and, should the Issuer at any time make default in the payment of any principal or interest, the Issuer shall pay interest on the amount in default at the same rate, in like money and on the same dates on which interest is otherwise payable. Interest payable for any period less than a full semi-annual period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period. Interest hereon shall be payable by cheque mailed by prepaid ordinary mail to the registered holder hereof or by electronic transfer of funds to the registered holder hereof, and subject to the provisions of the Indenture, the mailing of such cheque or the sending of such electronic transfer of funds shall, to the extent of the sum represented thereby (plus the amount of any tax withheld) satisfy and discharge all liability for interest on this Series 2016-1 Note.

This Series 2016-1 Note is one of the Notes of the Issuer issued or issuable in one or more Series under the provisions of the Original Indenture. The Series 2016-1 Notes authorized for issue are limited to an initial aggregate principal amount of $500,000,000 in lawful money of Canada. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Series 2016-1 Notes are or are to be issued and held and the rights and remedies of the holders of the Series 2016-1 Notes and of the Issuer and of the Trustee, all to the same effect as if the provisions of the Indenture were herein set forth to all of which provisions the holder of this Series 2016-1 Note by acceptance hereof assents.

The Series 2016-1 Notes are issuable only in denominations of $1,000 and integral multiples thereof. Upon compliance with the provisions of the Indenture, Notes of any denomination may be exchanged for an equal aggregate principal amount of Notes in any other authorized denomination or denominations.

The Issuer will be required to redeem all or part of the Series 2016-1 Notes in accordance with and subject to the terms and conditions of the Indenture. In addition, the Issuer may redeem the Series 2016-1 Notes, in whole or in part, in accordance with and subject to the terms and conditions of the Indenture.

The indebtedness evidenced by this Series 2016-1 Note, and by all other Series 2016-1 Notes now or hereafter certified and delivered under the Indenture, is a direct unsecured obligation of the Issuer, and ranks equally and pari passu with each other and with Notes of every other Series (regardless of their actual dates or terms of issue) and, subject to statutory preferred exceptions, with all other present and future unsubordinated and unsecured indebtedness of the Issuer, except as to sinking fund provisions applicable to different series of Notes and other similar types of obligations, of the Issuer.

The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect and at the times provided in the Indenture.

Any payment of money to any holder of Series 2016-1 Notes will be reduced by the amount of applicable withholding tax, if any. The Original Indenture contains provisions making binding upon all holders of Notes outstanding thereunder (or in certain circumstances specific Series of Notes) resolutions passed at meetings of such holders held in accordance with such provisions and instruments signed by the holders of a specified majority of Notes outstanding (or specific Series), which resolutions or instruments may have the effect of amending the terms of these Series 2016-1 Notes or the Indenture.

The Series 2016-1 Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in the registers to be kept at the principal office of the Trustee in Toronto and in such other place or places and/or by such other registrars (if any) as the Issuer with the approval of the Trustee may designate. No transfer of this Series 2016-1 Note shall be valid unless made on the register by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe and upon surrender of this Series 2016-1 Note for cancellation. Thereupon a new Series 2016-1 Note or Series 2016-1 Notes in the same aggregate principal amount shall be issued to the transferee in exchange hereof.

This Series 2016-1 Note shall not become obligatory for any purpose until it shall have been certified by the Trustee under the Indenture.

Capitalized words or expressions used in the Series 2016-1 Note shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture.

If any of the provisions of this Series 2016-1 Note are inconsistent with the provisions of the Indenture, the provisions of the Indenture shall take precedence and shall govern.

IN WITNESS WHEREOF EMERA INCORPORATED has caused this Series 2016-1 Note to be signed by its authorized representatives as of the ● day of ●,●.

EMERA INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE

This Series 2016-1 Note is one of the 2.900% Senior Unsecured Notes due June 16, 2023 (Series 2016-1) referred to in the Indenture within mentioned.

CST TRUST COMPANY

By:
(Authorized Officer)

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other registrar)

Date of Registration	In Whose Name Registered	Signature of Trustee or Registrar
CDS & Co.

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